Exhibit 10.1
ADVISORY AGREEMENT
This Advisory Agreement (the “Agreement”), dated as of the date of the last signature to this Agreement and effective as of April 1, 2026 (the “Effective Date”), is entered into by and between Alexander Dimitrief (the “Advisor”) and Sotera Health Company (the “Company”). Each of the Advisor and the Company is hereby a “Party” to this Agreement (together, they are the “Parties” to this Agreement).
WHEREAS, the Advisor is currently an employee and executive officer of the Company, but the Advisor intends to retire from the Company and terminate his employment with the Company and its subsidiaries and affiliates (the “Company Group”) on the Effective Date (“Retirement”);
WHEREAS, the Company and its Board of Directors (the “Board”) wish to benefit from certain skills and abilities of the Advisor following the Advisor’s Retirement;
WHEREAS, after his Retirement, and starting on the Effective Date, the Advisor will be ready and willing to provide advisory services to the Company; and
WHEREAS, during the period when the Advisor provides such advisory services to the Company, the Advisor will be provided with access to trade secrets and confidential information of the Company Group.
NOW, THEREFORE, in consideration of the terms and conditions and mutual promises set forth or described in this Agreement, and other good and valuable consideration, the receipt by the Parties and the sufficiency and adequacy of which are hereby acknowledged by such Parties, the Company and the Advisor hereby agree as follows:
1.SERVICES.
A.The Advisor agrees to provide to the Company advisory services (specifically involving or relating to supporting and performing various tasks and responsibilities related to ethylene oxide litigation support (including attending litigation committee meetings)) (the “Services”), on the terms and conditions set forth in this Agreement, during the Term (as defined in Section 8). In the provision of the Services, the Advisor shall provide the Services during such hours as may be mutually agreed upon by the Parties, with no implied minimum service requirement.
B.The Advisor shall be solely responsible for, and shall have sole control over, the means, methods, techniques, sequences, and procedures used in providing the Services. The Company Group shall provide the Advisor with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services.
C.The Parties agree that, based on the expected service requirement under this Agreement, upon the Advisor’s Retirement, the Advisor will have experienced a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

2.ADVISORY COMPENSATION. The Company shall compensate the Advisor for the Services with a fixed monthly fee of $22,500, payable for each month during the Term in arrears, exclusive of any actual, reasonable, and documented out-of-pocket fees or expenses incurred in connection with providing the Services (“Expenses”), with each such payment made within five business days of the last business day of each month during the Term (the “Advisory Fee”). If the Advisor does not provide the Services for any period, then the Advisor shall not be entitled to receive any Advisory Fee for such period. The Advisor will not be eligible to participate in any benefit plan offered by the Company Group to their employees.
3.EXPENSES. The Company agrees to reimburse the Advisor for Expenses. All undisputed Expenses will be paid within 30 days of the Company's receipt of the documents evidencing such Expenses. If any reimbursement provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursement shall be subject to the following rules: (A) the amount eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (B) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) the Advisor’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit.
4.WITHHOLDING. The Advisor acknowledges that the Advisor will be solely responsible to pay all taxes that may be imposed on the Advisor as a result of the compensation under this Agreement, including the timely payment of estimated tax payments. The Advisor also acknowledges and agrees that, during the Term, the Advisor will not be treated as an employee of the Company Group for purposes of federal, state, local or foreign income tax withholding, or, unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any worker's compensation law of any state or country and for purposes of benefits provided to employees of the Company Group under any employee benefit plan. The Company Group has not made any representations or guarantees regarding the tax result for the Advisor with respect to any income recognized by the Advisor in connection with this Agreement or any amounts payable under this Agreement.
5.CONFIDENTIALITY.
A.During and following the term of this Agreement, the Advisor will keep confidential all Confidential Information (defined below) of the Company Group, as applicable, use such Confidential Information solely in connection with providing the Services and not disclose any such Confidential Information to any other person other than the Company Group, except to the extent disclosure is required by law. “Confidential Information” means all information relating to the business, operations, assets, liabilities, plans, prospects and affairs regarding the Company Group, that is disclosed to the Advisor, regardless of whether such information is in oral, visual, electronic, written, or other form and whether or not it is identified as “confidential.” Confidential Information does not include any information that is or becomes generally available to the public other than as a result of disclosure by the Advisor or is or becomes available to the Advisor on a non-confidential basis by any person who is not bound by any obligation to keep such information confidential.

B.Further, nothing in this Agreement, nor any Company policy or individual agreement between the Company and the Advisor, prevents the Advisor from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (including the Company’s past or future conduct), engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.), or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
C.The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
D.The Company will take reasonable steps to provide confidential treatment that is reasonably comparable to that described in this Section 5 for any confidential information of the Advisor that is actually received by the Company.
6.ADHERENCE TO POLICIES. The Advisor will provide the Services in a manner consistent with the Company's applicable policies (collectively such policies, the “Policies”) that are reasonably known to (or should be known to) the Advisor or about which the Advisor is reasonably aware (or should be reasonably aware) as of the Effective Date. The Advisor shall disclose to the Company any work that the Advisor plans to undertake for other parties relating to ethylene oxide and comply with reasonable requests by the Company for additional information related to any such work. If the Company determines that any such work poses an unacceptable conflict of interest, the Company, as its exclusive remedy upon such a determination, may terminate this Agreement with immediate effect.
7.INDEMNIFICATION. The Company shall indemnify the Advisor if the Advisor is made, or threatened to be made, a party to any litigation (including all related discovery) or investigation by a government agency because of the Advisor’s provision of the Services to the Company on or after the Effective Date (other than proceedings relating to the Advisor’s alleged failure to pay taxes related to the Advisor’s compensation under this Agreement). Pursuant to this Section 7, the Advisor shall be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by the Advisor or on his behalf. This provision is intended to provide the Advisor with indemnification to the fullest extent permitted by law and to continue in its entirety the indemnification to which the Advisor was entitled as an officer of the Company.
8.TERM AND TERMINATION. This Agreement takes effect on the Effective Date and shall continue thereafter through March 31, 2027, unless terminated in accordance with the provisions herein (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Company and the Advisor. This Agreement may be terminated by the Company or the Advisor for any reason, effective upon 30 days’ written notice to the other Party, except as otherwise provided in Section 6 of this Agreement. No further Advisory Fee shall be due or payable to the Advisor if the Agreement is terminated. Upon expiration or termination of this Agreement, or at any other time upon the Company’s written request, the Advisor shall promptly deliver to the Company all materials containing, reflecting, incorporating or based on Confidential Information.
9.INDEPENDENT CONTRACTOR. The Advisor is providing the Services pursuant to this Agreement as an independent contractor to the Company, and, as of the Effective Date, the Advisor will not be an employee of the Company or any of its affiliates.
10.AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Advisor and the Company. Nothing in this Agreement shall be binding upon the Parties to this Agreement to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
11.GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, including any claims relating to or arising out of this Agreement, shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.
12.COMPLETE AGREEMENT; SURVIVABILITY. This Agreement embodies the complete agreement and understanding between the Company and the Advisor with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter hereof.
13.ASSIGNMENT. The Parties shall not assign their rights under this Agreement without the other Party’s prior written consent, and the Advisor shall not permit the Services to be performed by someone other than the Advisor, provided that, if the Advisor elects to form a Limited Liability Company, the Advisor may assign this Agreement to the Limited Liability Company, subject to the LLC’s agreement that the Services will continue to be provided exclusively by the Advisor. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors.

14.NOTICES. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties, including to the address most recently on file with the Company if to the Advisor (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, facsimile (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if the receiving Party has received the Notice, and the Party giving the Notice has complied with the requirements of this Section.
15.COUNTERPARTS. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.
    IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

SOTERA HEALTH COMPANY

/s/ Michael B. Petras, Jr.
Name: Michael B. Petras, Jr.
Title: Chief Executive Officer

ADVISOR

/s/ Alexander Dimitrief
Name: Alexander Dimitrief

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